Exhibit 10.28

Mitek Systems, Inc.
Directors Deferral Plan
Plan Document

Effective September 30, 2020

MITEK SYSTEMS, INC.
DIRECTORS DEFERRAL PLAN
PLAN DOCUMENT

MITEK SYSTEMS, INC.
DIRECTORS DEFERRAL PLAN
PLAN DOCUMENT

8.5 Indemnity of Administrator	13
8.6 Missing Payees	13
8.7 Payment Delay or Acceleration	13
Article 9 Other Benefits and Agreements	13
9.1 Coordination with Other Benefits	13
Article 10 Claims Procedures	13
10.1 Presentation of Claim	13
10.2 Notification of Decision	14
10.3 Review of a Denied Claim	14
10.4 Decision on Review	14
10.5 Legal Action	14
10.6 Payment Following Resolution of Claim	14
Article 11 Miscellaneous	14
11.1 Status of Plan	14
11.2 Unsecured General Creditor	15
11.3 Company Liability	15
11.4 Nonassignability	15
11.5 Not a Contract of Employment or Retention	15
11.6 Furnishing Information	15
11.7 Terms	15
11.8 Captions	15
11.9 Governing Law	15
11.10 Notice	16
11.11 Successors	16
11.12 Spouse’s Interest	16
11.13 Validity	16
11.14 Incompetent	16
11.15 Payments to Spouses	16
11.16 Distribution in the Event of Taxation	16
11.17 Payment Delays due to Company Insolvency	17
11.18 Code Section 409A	17

MITEK SYSTEMS, INC.
DIRECTORS DEFERRAL PLAN
PLAN DOCUMENT

Introduction
The purpose of this Plan is to provide specified benefits to the non-employee outside directors of Mitek Systems, Inc. This Plan is unfunded for tax purposes. This Plan is a new plan, effective with respect to amounts deferred beginning September 30, 2020.
The Company, the Administrator, and the Committee reserve full discretionary authority to operate the Plan to prohibit distributions, elections, or other actions that would trigger taxation under Section 409A of the Code. This authority includes, but is not limited to, the authority to stop, delay, or review elections or distribution requests.
Article 1
Definitions
For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
1.1    “Account Balance” shall mean, at any given time, the balance in a Participant’s Deferral Account. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.
1.2    “Administrator” shall mean the administrator described in Sections 8.1 and 8.2.
1.3    “Beneficiary” shall mean one or more persons, trusts, estates, or other entities, designated in accordance with Article 6, that are entitled to receive benefits under this Plan upon the death of a Participant.
1.4    “Beneficiary Designation Form” shall mean the form (written or electronic) established from time to time by the Administrator that a Participant completes, executes, and submits to the Administrator to designate one or more Beneficiaries.
1.5    “Board” shall mean the board of directors of the Company.
1.6    “Change in Control” shall mean the occurrence of “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of Mitek Systems, Inc., as determined in accordance with this Section.
In order for an event described below to constitute a Change in Control with respect to a Participant, except as otherwise provided in part (b)(ii) of this Section, the applicable event must relate to the corporation for which the Participant is providing services, the corporation that is liable for payment of the Participant’s Account Balance (or all corporations liable for payment if more than one), as identified by the Committee in accordance with Treas. Reg. §1.409A-3(i)(5)(ii)(A)(2).
In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, the following provisions shall apply:
(a)    A “change in the ownership” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of such corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a

MITEK SYSTEMS, INC.
DIRECTORS DEFERRAL PLAN
PLAN DOCUMENT

person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of such corporation, or to have effective control of such corporation within the meaning of part (b) of this Section, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of such corporation.
(b)    A “change in the effective control” of the applicable corporation shall occur on either of the following dates:
(i)    The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of such corporation possessing 50% or more of the total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). If a person or group is considered to possess 50% or more of the total voting power of the stock of a corporation, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of such corporation; or
(ii)    The date on which a majority of the members of the applicable corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such corporation’s board of directors before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). In determining whether the event described in the preceding sentence has occurred, the applicable corporation to which the event must relate shall only include a corporation identified in accordance with Treas. Reg. §1.409A-3(i)(5)(ii) for which no other corporation is a majority shareholder.
(c)    A “change in the ownership of a substantial portion of the assets” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).
1.1    “Claimant” shall have the meaning set forth in Section 10.1.
1.2    “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.
1.3    “Committee” shall mean the committee described in Article 8.
1.4    “Company” shall mean Mitek Systems, Inc. and any successor to all or substantially all of the Company’s assets or business.
1.5    “Deferral Account” shall mean (i) the sum of all of a Participant’s Deferral Amounts, plus or less, as the case may be, (ii) amounts credited or debited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

MITEK SYSTEMS, INC.
DIRECTORS DEFERRAL PLAN
PLAN DOCUMENT

1.6    “Deferral Amount” shall mean that portion of a Participant’s Director Equity Pay that a Participant elects to have, and is, deferred in accordance with Article 3. For the avoidance of doubt, a Deferral Amount may consist of equity that is granted in lieu of cash at the election of the Director.
1.7    “Director” shall mean any non-employee member of the Board.
1.8    “Director Equity Pay” shall mean the payments (whether payable in cash or stock) made pursuant to an equity award that is granted to a Director under the Mitek Systems, Inc. 2020 Incentive Plan, the Mitek Systems, Inc. 2012 Incentive Plan or the Mitek Systems, Inc. Director Restricted Stock Unit Plan (or any successor plans) and is designated by the Committee as eligible for deferral under this Plan, and shall include any Directors Fees or other cash payments made or payable to a Director that such Director has elected to receive as equity in lieu of cash. Except as designated otherwise by the Committee, Director Equity Pay shall include dividend equivalent rights that are payable under the equity award, if any.
1.9    “Directors Fees” shall mean the annual fees paid by the Company, including retainer fees and meetings fees, chair fees, and lead director fees, as compensation for serving on the Board.
1.10    “Disability” shall mean a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and resulting in the Director being unable to engage in any substantial gainful activity.
1.11    “Election Form” shall mean the form (or forms) established from time to time by the Administrator that a Participant completes, executes, and submits to the Administrator to make an election under the Plan.
1.12    “Effective Date” means September 30, 2020.
1.13    “Participant” shall mean any Director (i) who elects to participate in the Plan, (ii) who executes an Election Form and a Beneficiary Designation Form, (iii) whose executed Election Form and Beneficiary Designation Form are accepted by the Administrator, (iv) who commences participation in the Plan, and (v) whose Plan participation has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.
1.14    “Plan” shall mean this Directors Deferral Plan, as it may be amended from time to time.
1.15    “Plan Year” shall mean a period beginning on January 1 of a particular calendar year and continuing through December 31 of such calendar year. The first Plan Year shall be from September 30, 2020 through and including December 31, 2020.
1.16    “Separation from Service” shall mean a “separation from service,” as such term is defined in Code Section 409A and guidance thereunder, as a Director of the Company for any reason.
1.17    “Unforeseeable Financial Emergency” shall mean severe financial hardship to a Participant resulting from an illness or accident of the Participant or the Participant’s spouse or dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined in the sole discretion of the Administrator.

Article 2
Eligibility and Enrollment
2.1    Eligibility

MITEK SYSTEMS, INC.
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PLAN DOCUMENT

Participation in the Plan shall be limited to Directors.
2.2    Enrollment Requirements
As a condition to participation, each Director shall complete, execute, and submit to the Committee an Election Form and a Beneficiary Designation Form (unless the Committee permits enrollment without a Beneficiary Designation Form), within the time set by the Committee, in its sole discretion, for the purpose of returning documents and forms. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.
2.3    Eligibility; Commencement of Participation
A Director shall commence participation in the Plan on the first day of the Plan Year following the date on which he or she has (i) satisfied all Enrollment Requirements and (ii) has had his or her Election Form and Beneficiary Designation Form, if any, accepted by the Committee. Notwithstanding the previous sentence, the Committee may, in its sole and absolute discretion and only to the extent consistent with the terms of this Plan, permit a Director to commence participation in the Plan mid-Plan Year in accordance with Section 3.2(b) in order to defer Director Equity Pay but only with respect to services to be performed subsequent to the election and only if the election is made within 30 days after the date the Director becomes eligible to participate.

Article 3
Deferral Elections/Crediting
3.1    Deferral Election
A Director may make an irrevocable election to defer a portion of his or her Director Equity Pay for a Plan Year, subject to such rules and any minimum and/or maximum deferrals set by the Committee or in the applicable Election Form. Deferrals shall be a fixed percentage of the applicable Director Equity Pay. Except as otherwise provided on the Election Form, for Director Equity Pay that is settled in shares of stock, the number of shares deferred if not a whole number shall be rounded down to the next highest whole number of shares.
3.2    Timing of Deferral Elections
A Director’s Election Form must be received by the Committee no later than the deadline it specifies. In no event will such date be later than the last day of the Plan Year preceding the Plan Year in which the services begin to be performed for which the Director Equity Pay is awarded (which typically is the year in which the Director Equity Pay is granted); provided, however:
(a)    Newly eligible Participants may make their initial deferral elections as provided in Section 2.3; and
(b)    To the extent permitted by the Committee, Directors may elect to defer Director Equity Pay no later than the following deadline:
(i)    the last day of the Company’s taxable year that ends immediately before the start of the period for which the deferred compensation is considered “fiscal year compensation” (within the meaning of Treas. Reg. § 1.409A-2(a)(6)); or
(ii)    the thirtieth (30th) day after the grant date, to the extent the deferred compensation is subject to a condition requiring the Participant to continue to provide services for a period of at least 12 months from the grant date and provided that such election also is at least 12 months in advance of the earliest date at which the forfeiture condition on such deferred compensation would otherwise lapse (consistent with Treas. Reg. § 1.409A-2(a)(5));

MITEK SYSTEMS, INC.
DIRECTORS DEFERRAL PLAN
PLAN DOCUMENT

3.3    Withholding of Deferral Amounts
For each Plan Year, with respect to Equity Pay, the Deferral Amount shall be withheld at the time the shares underlying the Equity Pay are or would have been issued.
3.4    Vesting
A Participant shall always be 100% vested in his or her Deferral Account.
3.5    Crediting/Debiting of Account Balances
In accordance with, and subject to, the rules and procedures that are established from time to time by the Administrator, in its sole discretion, deferral amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:
(a)    Equity Pay. Notwithstanding any other provision in this Plan and except as otherwise determined by the Administrator, to the extent a Participant elects to defer Director Equity Pay, such portion of the Deferral Amount shall be tracked in common stock of the Company. Except as otherwise determined by the Administrator, adjustments or substitutions to such shares of common stock shall be made consistent with adjustments or substitutions that are applied under the equity plan pursuant to which the Director Equity Pay award was originally granted. The Administrator may limit (or prohibit) any change in allocation to or from such Company stock and may establish rules applicable to accounting for, crediting, or allocating any dividends payable on such Company stock.
(b)    No Actual Investment. Notwithstanding any other provision in this Plan, the crediting of Company stock as to the Deferral Accounts is to be used for measurement purposes only, and the allocation to a Participant’s Account Balance, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Company stock. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company; the Participant shall at all times remain an unsecured creditor of the Company.
3.6    Distributions
The Company shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes (domestic or foreign) required to be withheld by the Company in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company.

Article 4
Payment Elections
4.1    Time of Payment
As part of each Deferral Election made pursuant to Article 3, the Director must specify on the Election Form the applicable time that payment will be made (or will commence), in accordance with rules set forth by the Committee. For example, the Committee may allow Directors to elect to receive the Deferral Amount (a) as of a specified date, (b) on his or her Separation from Service, or (c) on the earlier of (a) or (b); or any other payment triggers (or combinations of payment triggers) permissible under Code Section 409A. To the extent permitted by the Committee and on the Election Form, a Participant may elect different times of payment with respect to different percentages or dollar amounts (if applicable) of the Deferral Amount. Except as otherwise provided on the Election Form, with respect to

MITEK SYSTEMS, INC.
DIRECTORS DEFERRAL PLAN
PLAN DOCUMENT

an election to receive a portion of Director Equity Pay, the number of shares payable on each payment date if not a whole number shall be rounded down to the next highest whole number of shares. If a Participant fails to make any election as to the time of payment for a Deferral Amount (or a portion thereof), then such amount shall be paid (or begin to be paid) in the month of January next following such Participant’s Separation from Service as a Director.
4.2    Form of Payment
As part of each Deferral Election made pursuant to Article 3, the Director must specify the applicable form in which payment will be made upon each alternative payment trigger, to the extent permitted by the Committee. For example, the Committee may allow Directors to elect to receive the Deferral Amount in a single lump sum payment or in annual installments payable over a specified period. To the extent permitted by the Committee and on the Election Form, the Director may elect different forms of payment with respect to different alternative payment triggers. If a Participant fails to make any election as to the form of payment for a Deferral Amount (or a portion thereof or an applicable payment trigger permitted pursuant to Section 4.1), then such amount shall be payable in a single lump sum.
Except as otherwise specified by the Committee and on the Election Form, if a Director elects to receive payments in annual installments over a number of years, the installments shall be calculated as follows: For the Plan Year in which payments begin, the number of shares payable over the installment period shall be calculated as of the close of business on the last business day of the month immediately preceding the month in which payments are scheduled to begin. For subsequent Plan Years, the number of shares of the Participant shall be calculated as of the close of business on the last business day of the preceding Plan Year. The annual installment for each Plan Year shall be calculated by multiplying this number of shares by a fraction, the numerator of which is the number of monthly payments to be made during the Plan Year, and the denominator of which is the remaining number of monthly payments due the Participant or Beneficiary. For purposes of determining the number of shares payable, the number of shares if not a whole number shall be rounded down to the next highest whole number of shares. Dividend equivalents and accumulated dividends shall be payable using this same method.
4.3    Unforeseeable Financial Emergencies
If the Participant experiences an Unforeseeable Financial Emergency the Participant may petition the Administrator to (i) cancel any deferrals required to be made by a Participant and, if such cancellation is insufficient to satisfy the Unforeseeable Financial Emergency, (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s Account Balance or the amount reasonably necessary to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If the Administrator determines that an Unforeseeable Financial Emergency exists, cancellation shall take effect upon the date of such determination, and any payout shall be made thirty (30) days after such date. Any partial payout shall be deducted from a Participant’s existing Account Balances on a pro rata basis.
4.4    Subsequent Election
After the Deferral Election is irrevocable, a Participant may make an election to change an existing payment election to an allowable alternative payout period by submitting a new Election Form to the Administrator, provided that any such Election Form is submitted at least one (1) year prior to the otherwise applicable payment date and delays the Participant’s initial payment by a period of at least five (5) years. For purposes of such election changes, the right to a series of installment payments shall be treated as the right to a single payment.

MITEK SYSTEMS, INC.
DIRECTORS DEFERRAL PLAN
PLAN DOCUMENT

Article 5
Distributions
5.1    Plan Benefit
Payment of a Participant’s Account Balance shall be made in a single lump sum or shall commence in installments (or in such other form or forms) as elected by the Participant in his or her Deferral Election, subject to any limitations on the form of payment as may be determined by the Committee. In addition, all amounts distributed from the Plan are intended to be deductible by the Company. If the Committee determines in good faith that all or a portion of any distribution will not be deductible by the Company solely by reason of the limitation under Section 162(m) of the Code, then such distribution to the Participant will be delayed until the first year in which it is deductible.
5.2    Payment On Change in Control
Notwithstanding anything to the contrary in this Plan or any Deferral Election, in the event of a Change in Control, all Participants shall be paid their Account Balance in full within 5 days of such Change in Control.
5.3    Payment On Separation from Service
Any payment on Separation from Service shall be made (or begin to be made) during the January following such Separation from Service or, if earlier, as soon as practicable following the Participant’s death. Notwithstanding anything the foregoing, if a Participant is deemed on the date of the Separation from Service to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall not be made until the date which is the earlier of (a) the expiration of the six (6) month period measured from the date of the Participant’s Separation from Service, and (y) the date of the Participant’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments delayed pursuant to the preceding sentence be paid to the Participant in a lump sum, and any remaining payments due shall be paid in accordance with the normal payment dates.
5.4    Payment On Other Payment Triggers
Except as otherwise elected by the Participant or established by the Committee on the Election Form, a payment upon a payment trigger other than Separation from Service will be made (or begin to be made) during the January following such payment trigger. For example, this rule will apply for payments upon death or Disability.
5.5    Death Prior to Completion of Payment
Unless otherwise elected by the Participant, if a Participant dies after payments begin but before the Account Balance is paid in full, the Participant’s payments shall be paid to the Participant’s Beneficiary in a single lump sum as soon as practicable after the Participant’s death.

Article 6
Beneficiary Designation
6.1    Beneficiary
Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The

MITEK SYSTEMS, INC.
DIRECTORS DEFERRAL PLAN
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Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Company in which the Participant participates.
6.2    Beneficiary Designation; Change; Spousal Consent
A Participant shall designate his or her Beneficiary or Beneficiaries by completing and executing the Beneficiary Designation Form, and submitting it to the Administrator or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Administrator’s rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Administrator, must be executed by that Participant’s spouse and submitted to the Administrator. Upon the acceptance by the Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Administrator prior to such Participant’s death.
6.3    Acknowledgment
No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Administrator or its designated agent.
6.4    No Beneficiary Designation
If a Participant fails to designate a Beneficiary as provided in Sections 6.1, 6.2 and 6.3 above or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate in their capacity as such.
6.5    Doubt as to Beneficiary
If the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Administrator shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Administrator’s satisfaction.
6.6    Discharge of Obligations
The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company and the Administrator from all further obligations under this Plan with respect to the Participant, and that Participant’s participation shall terminate upon such full payment of benefits.

Article 7
Termination, Amendment or Modification
7.1    Termination
Although it is anticipated that the Plan will continue for an indefinite period of time, there is no guarantee that the Company will continue the Plan. Accordingly, the Company reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time by action of the Board. Upon termination of the Plan, the Company will pay each Participant a single lump-sum distribution of his or her entire Account Balance, to the extent consistent with Section 11.18. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.
7.2    Amendment

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The Company may, at any time, through the Board amend or modify the Plan, in whole or in part; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Separation from Service as of the effective date of the amendment or modification, and (ii) no amendment or modification to clause (i) of this Section 7.2 or Section 8.2 of the Plan shall be effective, absent written consent of the affected Participants.
7.3    Plan Agreement
The terms of any Plan agreement may be different for any Participant, and a Plan agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Company and the Participant. Despite the provisions of Section 7.2 above, if a Participant’s Plan agreement contains benefits or limitations that are not in this Plan document, the Company may only amend or terminate such provisions with the consent of the Participant.
7.4    Effect of Payment
The full payment of the applicable benefit under Article 5 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s Plan participation shall terminate.

Article 8
Administration
8.1    Committee Duties
Except as otherwise provided in this Article 8, this Plan shall be administered by a Committee appointed by the Board, which Committee may consist, in part or in full, of persons who are not on the Board. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.
8.2    Administration Upon Change in Control
For purposes of this Plan, the Company (via the Committee described in Section 8.1) shall be the “Administrator” at all times prior to the occurrence of a Change in Control. Upon and after the occurrence of a Change in Control, the “Administrator” shall be an independent third party selected by the Committee and approved by the individual who, immediately prior to such event, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”). The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan, including, but not limited to benefit entitlement determinations. On and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely

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information to the Administrator or all matters relating to the Plan, the Participants and their Beneficiaries, the Account Balances of the Participants, the date of circumstances of the Participants’ Separation from Service or death, and such other pertinent information as the Administrator may reasonably require. On and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the only with the approval of the Ex-CEO.
8.3    Agents
In the administration of this Plan, the Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.
8.4    Binding Effect of Decisions
The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
8.5    Indemnity of Administrator
The Company shall indemnify and hold harmless the members of the Committee, any employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such employee or the Administrator.
8.6    Missing Payees
If the Administrator cannot locate any person or estate entitled to payment of a Plan benefit after a reasonable search, the Administrator may at any time thereafter treat such benefit as forfeited. If the person or estate should later make a valid claim for the benefit or otherwise be located, any amounts so forfeited shall be reinstated (without any interest or earnings adjustment) and paid to the person or estate, as otherwise provided by this Plan, unless the benefit has been escheated to a state government.
8.7    Payment Delay or Acceleration
Notwithstanding any other provision in this Plan, the Administrator may, in its sole and absolute discretion, delay or accelerate payments under the Plan to the extent consistent with Section 11.18.

Article 9
Other Benefits and Agreements
9.1    Coordination with Other Benefits
The benefits provided for a Participant and a Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for Directors. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

Article 10
Claims Procedures
10.1    Presentation of Claim
Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the

MITEK SYSTEMS, INC.
DIRECTORS DEFERRAL PLAN
PLAN DOCUMENT

Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
10.2    Notification of Decision
The Administrator shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:
(a)    that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or
(b)    that the Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i)    the specific reason(s) for the denial of the claim, or any part of it;
(ii)    specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
(iii)    a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and
(iv)    an explanation of the claim review procedure set forth in Section 10.3 below.
10.3    Review of a Denied Claim
Within 60 days after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Administrator a written request for a review of the denial of the claim. In conjunction with filing an appeal (but no later than the date the appeal is filed), the Claimant (or the Claimant’s duly authorized representative):
(a)    may review pertinent documents;
(b)    may submit written comments or other documents; and/or
(c)    may request a hearing, which the Administrator, in its sole discretion, may grant.
10.4    Decision on Review
The Administrator shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Administrator’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
(a)    specific reasons for the decision;
(b)    specific reference(s) to the pertinent Plan provisions upon which the decision was based; and
(c)    such other matters as the Administrator deems relevant.
10.5    Legal Action
A Claimant’s compliance with the foregoing provisions of this Article 10 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.
10.6    Payment Following Resolution of Claim
If a Participant is entitled to a payment following the resolution of a claim pursuant to this Article 10, such payment will be made during the calendar year in which the claim is finally and conclusively resolved, or, if later, at the time set forth in accordance with Article 4 and 5.

Article 11
Miscellaneous
11.1    Status of Plan

MITEK SYSTEMS, INC.
DIRECTORS DEFERRAL PLAN
PLAN DOCUMENT

The Plan is not intended to qualify under Code Section 401(a) or be subject to the Employee Retirement Income Security Act of 1974, as amended.
11.2    Unsecured General Creditor
Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company with respect to the Plan. For purposes of the payment of benefits under this Plan, the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
11.3    Company Liability
The Company’s liability for the payment of benefits shall be defined only by the Plan and any Plan agreement as entered into between the Company and a Participant. The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.
11.4    Nonassignability
Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person or be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
11.5    Not a Contract of Employment or Retention
The terms and conditions of this Plan shall not be deemed to constitute a contract of employment or retention between the Company (or any of its affiliates) and the Participant. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company (or any of its affiliates), either as an employee or a director, or to interfere with the right to discipline or discharge the Participant at any time.
11.6    Furnishing Information
A Participant or his or her Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Administrator may deem necessary.
11.7    Terms
Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
11.8    Captions
The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
11.9    Governing Law

MITEK SYSTEMS, INC.
DIRECTORS DEFERRAL PLAN
PLAN DOCUMENT

To the extent United States federal law does not apply, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflicts of laws principles.
11.10    Notice
Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Mitek Systems, Inc. 600 B Street, Suite 100 San Diego, CA 92101 Attn: General Counsel
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.
11.11    Successors
The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.
11.12    Spouse’s Interest
The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.
11.13    Validity
In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
11.14    Incompetent
If the Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrator may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
11.15    Payments to Spouses
If a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Administrator, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse. The Plan will honor only those domestic relations orders that satisfy the requirements set forth by the Administrator, which may be modified from time to time without notice to Participants.
11.16    Distribution in the Event of Taxation

MITEK SYSTEMS, INC.
DIRECTORS DEFERRAL PLAN
PLAN DOCUMENT

If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes taxable to the Participant under Code Section 409A prior to receipt, an amount equal to the taxable portion of his or her benefit will be distributed immediately to the Participant in the form of a lump sum (which amount shall not exceed the Participant’s unpaid Account Balance under the Plan). Such a distribution shall affect and reduce the benefits to be paid under this Plan.
11.17    Payment Delays due to Company Insolvency
Notwithstanding any other provision in this Plan, payment of a Participant’s benefits will be delayed in the event that making the payment will jeopardize the ability of the Company to continue as a going concern. A payment delayed pursuant to this Section 11.17 will be made during the first calendar year in which making the payment would not have such effect.
11.18    Code Section 409A
The Plan is intended to avoid any “plan failures” within the meaning of Code Section 409A(a)(1). The Plan shall be interpreted and administered, to the extent possible, in accordance with this intention.

IN WITNESS WHEREOF, the Company has executed this Plan document as of:

September 30, 2020	/s/ Jason Gray
Jason Gray
Chief Legal Officer